Exhibit 10.1

THE MILLS CORPORATION

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of the date of the parties signature hereof, with an effective date of the 15th day of September, 2006 (the “Effective Date”) by and between The Mills Corporation (the “Company”), and Kenneth R. Parent (the “Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.	SERVICES AND COMPENSATION

(a) Consultant agrees to perform for the Company the services (“Services”) described in Exhibit A, attached hereto.

(b) The Company agrees to pay Consultant the compensation set forth in Exhibit A for the performance of the Services.

2.	TERM AND TERMINATION

(a) Term. This Agreement will commence on the Effective Date and may be terminated by either party hereto effective thirty (30) days after a party provides written notice to the other party that this Agreement shall be terminated. Any such notice shall be addressed to Consultant or the Company, as applicable, at the address shown below or such other address as either party may notify the other of and shall be deemed given upon delivery if personally delivered, or forty-eight (48) hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.

(b) Survival. Upon such termination all rights and duties of the parties toward each other under this Agreement shall cease except:

(i) The Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts then owing to Consultant for Services completed pursuant to this Agreement prior to the termination date in accordance with the provisions of Section 1 (Services and Compensation) hereof; and

(ii) Sections 4 through 8 shall survive termination of this Agreement.

3.	ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.

4.	INDEPENDENT CONTRACTOR

It is the express intention of the parties that Consultant is an independent contractor. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay any applicable self-employment and other taxes thereon, including any related penalties and interest. Consultant acknowledges and agrees and it is the intent of the parties hereto that Consultant receive no Company-sponsored benefits from the Company either as a Consultant or employee due to this Agreement. Such benefits include, but are not limited to, paid vacation, sick leave, medical insurance, equity awards and 401(k) participation. If Consultant is reclassified by a state or federal agency or court as an employee due to services performed hereunder, Consultant will receive no benefits except those mandated by state or federal law, even if by the terms of the Company’s benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

5.	GOVERNING LAW

This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Maryland, without regard to conflict of law principles. The parties hereby consent to personal and exclusive jurisdiction and venue in the state and federal courts of the State of Maryland.

6.	PREVAILING PARTIES

In the event that either the Company or Consultant is successful in whole or in part in any legal or equitable action against the other party under this Agreement (either as determined by a court of competent jurisdiction pursuant to a final, non-appealable order or as agreed to by the parties pursuant to a duly executed settlement agreement), the prevailing party in any such dispute shall be entitled to receive a reimbursement of his or its reasonable attorneys’ fees and related costs associated with resolving such dispute.

7.	ENTIRE AGREEMENT

This Agreement is the entire agreement of the parties relating to the Services as of the Effective Date and supersedes any prior agreements between them, whether written or oral, with respect to such Services. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. For avoidance of doubt, the parties agree that this Agreement shall not be deemed to waive or supersede any rights or obligations either party may have to the other with respect to Consultant’s employment with the Company, services provided by Consultant to the Company in connection with the litigation between the Company (or one or more of its affiliates) and Parcelatoria de Gonzalo Chacon S.A. in connection with Madrid Xanadu, Parque De Nieve prior to the Effective Date, or any other matter. Neither shall any agreements made hereunder be deemed an admission by either party as to the existence or non-existence of any agreements with respect to Consultant’s employment with or separation from the Company.

8.	SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

CONSULTANT

By:	/s/ KENNETH PARENT

Title:	Consultant

Address:	Great Falls, VA 22066

Date:	October 11, 2006

THE MILLS CORPORATION

By:	/s/ RICHARD J. NADEAU

Title:	Executive Vice President and Chief Financial Officer

Address:	The Mills Corporation 5425 Wisconsin Avenue, Suite 500 Chevy Chase, MD 20815

Date:	October 10, 2006

EXHIBIT A

SERVICES AND COMPENSATION

1.	Contact. Consultant’s principal Company contact:

Thomas Frost, Esq.

The Mills Corporation

5425 Wisconsin Avenue, Suite 500

Chevy Chase, MD 20815

2.	Services. Consultant will provide advisory services as may be specifically requested by the Company, including testimony if necessary, in connection with the litigation between the Company (or one or more of its affiliates) and Parcelatoria de Gonzalo Chacon S.A. in connection with Madrid Xanadu, Parque De Nieve. The Company shall provide Consultant with as much advance notice as reasonably practicable of any request for Consultant’s services hereunder and, to the extent reasonably practicable, shall endeavor to arrange for Consultant’s services to be provided at times mutually acceptable to Consultant and the Company.

3.	Compensation. Consultant shall receive an hourly fee of $378 for services requested by the Company, provided that the total amount payable for any single day shall not exceed $3,024, and provided further, that Consultant shall receive the $3,024 per diem rate for each day spent overseas at the Company’s request. Consultant shall submit to the Company in writing the number of days/hours spent providing services pursuant to this Agreement, and the Company shall pay Consultant all fees owed for such services within 30 days of such submission. Other than the payment of the fees provided for in the foregoing, Consultant shall not be entitled to receive compensation in any form for his provision of Services to the Company pursuant to this Agreement during the period beginning on the Effective Date and ending on the termination date.

4.	Expenses. The Company shall reimburse Consultant for reasonable travel expenses incurred by him in connection with the Services, within thirty (30) days following presentation of documentation of such expenses in a form reasonably satisfactory to the Company. It is understood and agreed that Consultant shall be entitled to arrange business class airfare (including the equivalent business/first class designation on certain airlines) for any authorized overseas travel.